Exhibit 99.1

NEWS RELEASE

CyberSource’s BidPay Subsidiary to Cease Operations

MOUNTAIN VIEW, Calif. — December 19, 2007 — CyberSource Corporation (Nasdaq: CYBS), a leading provider of electronic payment, risk management and payment security solutions, today announced that BidPay.com, Inc., a wholly owned subsidiary that processes payments for online auctions, will cease operations effective December 31, 2007. CyberSource expects to incur one-time charges totaling approximately $1.7 million to $2.7 million in the fourth quarter of 2007 related to the shutdown, of which up to $300,000 will impact the company’s future cash balance.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center, and POS environments. CyberSource also offers industry leading risk management solutions for merchants accepting card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes commerce transaction processing systems. Over 220,000 businesses use CyberSource solutions, including half the companies comprising the Dow Jones Industrial Average. The company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States including Bellevue, Washington and American Fork, Utah. For more information on CyberSource please visit http://www.cybersource.com or email info@cybersource.com. For more information on Authorize.Net small business solutions, please visit http://www.authorize.net or email sales@authorize.net.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements in this release include, without limitation, statements regarding the charge to be taken related to the shutdown of BidPay.com, Inc. Factors that could cause actual results to differ materially from the forward looking statements include risks and uncertainties such as unforeseen events and other risks indicated in our filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by CyberSource with the Securities and Exchange Commission, specifically the annual report filed on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 13, 2007, and our quarterly reports filed on Form 10-Q from time to time, all of which identify important risk factors.

© 2007 CyberSource Corporation. All rights reserved. CyberSource is a registered trademark in the U.S. and other countries. BidPay is a registered trademark in the U.S. All other brands and product names are trademarks or registered trademarks of their respective companies.

Contacts

Bruce Frymire CyberSource

650-965-6042

bfrymire@cybersource.com